Press Release For immediate release
Invesco Ltd. Announces February 28, 2015
Assets Under Management

Invesco Relations Contact:    Jordan Krugman    404-439-4605
Media Relations Contact:    Bill Hensel    404-479-2886

Atlanta, March 10, 2015 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $809.4 billion, an increase of 2.9% month over month.  The increase was driven by favorable market returns, net long-term inflows, and favorable foreign exchange. FX increased AUM by $3.0 billion during the month. During the month, passive alternative AUM included a $0.7 billion reduction representing 32 exchange traded notes (ETNs).  These ETNs did not transfer over as part of the agreement with Deutsche Bank to transition the investment management of the PowerShares DB suite of commodity exchange traded funds (ETFs) to Invesco. Preliminary average total AUM for the quarter through February 28 were $792.5 billion, and preliminary average active AUM for the quarter through February 28 were $650.8 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2015(a)	$809.4	$397.5	$183.8	$51.0	$77.3(b)	$99.8
January 31, 2015	$786.5	$376.5	$182.5	$49.5	$77.0	$101.0
December 31, 2014	$792.4	$384.4	$181.6	$50.6	$76.5	$99.3
November 30, 2014	$804.0	$395.0	$181.9	$51.6	$76.8	$98.7
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2015(a)	$664.3	$306.2	$141.4	$51.0	$77.3(b)	$88.4
January 31, 2015	$647.7	$291.7	$140.4	$49.5	$77.0	$89.1
December 31, 2014	$651.0	$296.2	$140.5	$50.6	$76.5	$87.2
November 30, 2014	$656.0	$301.6	$140.0	$51.6	$76.8	$86.0
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2015(a)	$145.1	$91.3	$42.4	$—	$—	$11.4
January 31, 2015	$138.8	$84.8	$42.1	$—	$—	$11.9
December 31, 2014	$141.4	$88.2	$41.1	$—	$—	$12.1
November 30, 2014	$148.0	$93.4	$41.9	$—	$—	$12.7

(a)	Preliminary - subject to adjustment.
(b)	Preliminary - ending money market AUM include $73.3 billion in institutional money market AUM and $4.0 billion in retail money market AUM.
(c)	Passive AUM include ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ. Additional information is available at www.invesco.com.

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